Exhibit 10.1

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

PROGRAM AGREEMENT

THIS PROGRAM AGREEMENT (“Agreement”) is made this 19th day of September, 2007 by and between Republic Bank & Trust Company (“Republic”), a Kentucky corporation, with its principal office at 601 W. Market Street, Louisville, KY 40202, and Jackson Hewitt Inc. (“JHI”), a Virginia corporation, with its principal office at 3 Sylvan Way, Parsippany, NJ 07054.

RECITALS

WHEREAS, JHI (i) is the franchisor of the Jackson Hewitt Tax Service® tax preparation system to independently owned and operated franchisees (“Franchisees”) and (ii) through Tax Services of America, Inc., a wholly owned subsidiary, owns and operates Jackson Hewitt Tax Service locations (“Corporate Stores,” and together with Franchisees, “EROs”); and

WHEREAS, the EROs provide income tax return preparation with electronic filing and related services to customers; and

WHEREAS, Republic offers products to customers of tax service companies; and

WHEREAS, Republic desires to offer and provide certain financial products to customers of certain EROs designated by JHI from time to time, and JHI desires that Republic provide such services, on the terms and subject to the conditions hereinafter set forth (the “Program”); and

WHEREAS, Republic desires, and JHI agrees to provide, its marketing and training services and personnel in connection with and to devote support and additional resources in support of the Program; and

WHEREAS, simultaneous with the execution of this Agreement Republic shall enter into a technology services agreement with Jackson Hewitt Technology Services LLC (“JHTSL”) in connection with Republic administering and offering the Program (“Technology Services Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1.	ERO Participation; General Terms

1.1.	Definitions

(a) “Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or any day recognized by the Federal Reserve Bank as a legal holiday.

(b) “Customer” shall mean a Jackson Hewitt Tax Service customer that was also a customer of a financial institution that provided financial products facilitated by EROs and such customer received a RAL, a funded Federal AR, or a funded State AR from such other financial institution. For purposes of this definition, joint borrowers or joint recipients of such a financial product shall constitute one “Customer” and a customer that receives both a RAL or funded Federal AR and a funded state AR shall count as two “Customers”.

(c) “Financial Product” shall mean any product offered by Republic under the Program, including, without limitation, a RAL, Money Now Loan, Federal or state AR, and any similar or modified product offered from time to time, or other product agreed to by the parties in accordance with Section 3.1 hereof.

(d) “Tax Season” shall mean the period beginning on January 2 of a calendar year and ending on the last day an individual is permitted to file a federal income tax return with the Internal Revenue Service (“IRS”) without the taxpayer requesting an extension, typically April 15 of such calendar year.

1.2.	ERO Participation.

Republic and JHI agree to offer the Program to those EROs designated by JHI from time to time as provided in Article 2 hereof. JHI shall require all EROs designated to participate in the Program to enter into separate agreements with Republic, on an annual basis in advance of the relevant Tax Season (as defined herein), in a form to be mutually agreed to by JHI and Republic, and with such changes thereto as the parties, from time to time, shall agree (the “Republic Financial Product Agreement”) and to facilitate the offer of Financial Products to customers of such EROs in accordance with the terms thereof. JHI shall further require all EROs designated to participate in the Program to (i) sign the Republic Financial Product Agreement; (ii) retain copies of all signed Republic Financial Product Agreements; and (iii) deliver, electronically or via US Mail, all executed copies of the Republic Financial Product Agreement to Republic prior to the first day of each Tax Season.

2.	Limited Exclusivity.

2.1.	ERO Locations.

(a)	Republic shall be the sole, exclusive and designated Financial Product provider for the ERO locations as set forth in, or as determined by JHI in accordance with the terms of, this Agreement. To the extent an ERO location is designated by JHI as a Republic location for a Tax Season (and any related period of time), then such ERO location shall not be permitted to accept applications for Financial Products (or products substantially similar thereto) during the same Tax Season on behalf of any financial institution other than Republic without the prior written approval of Republic.

(b)	For Tax Season 2008, Republic shall offer, and shall be the sole and exclusive provider of, Financial Products to Jackson Hewitt Tax Service customers of all locations operated as Corporate Stores located only in the following states: [*] (the “Designated ERO Locations”).

(c)	For all Tax Seasons (and related periods) after Tax Season 2008 under this Agreement, JHI shall determine the ERO locations at which Republic shall be the sole, exclusive and designated Financial Product provider, whether by state, ERO or otherwise, for such Tax Season, subject to the other terms and conditions of this Agreement, including Section 2.2 hereof. JHI shall provide notice of such designation to Republic no later than the [*] prior to such applicable Tax Season.

(d)	Notwithstanding anything herein to the contrary, designations made herein, if made by state, shall be modified by and subject to the requirements of the multi-state operations of an ERO as defined by processing center and may result in certain locations, whether within designated states or outside designated states, being excluded or included, as the case may be, in the list of designated locations for Republic under the Program in any given Tax Season.

2.2.	ERO Designations.

(a)	For Tax Season 2008, the parties agree that Republic shall be the sole and exclusive Financial Product provider under the Program for the Designated ERO Locations.

(b)	For Tax Season 2009, JHI shall designate Republic as the sole and exclusive Financial Product provider under the Program for the Designated ERO Locations (or equivalent locations); provided, however, that JHI may, with Republic’s mutual understanding and agreement, also designate Republic as the sole and exclusive Financial Product provider under the Program for EROs [*], the “Additional 2009 Designations” and, collectively with the Designated ERO Locations (or equivalent locations), the “2009 Designated ERO Locations”). The parties shall mutually agree on the percentage of Additional 2009 Designations by [*]. [*].

(c)	For Tax Season 2010, JHI shall designate Republic as the sole and exclusive Financial Product provider under the Program for the Designated ERO Locations (or equivalent locations); provided, however, that JHI may, [*], also designate Republic as the sole and exclusive Financial Product provider under the Program for EROs [*], the “Additional 2010 Designations”). The parties shall mutually agree on the percentage of Additional 2010 Designations by [*]. [*].

(d)	All management personnel of ERO locations designated by JHI shall be subject to approval by Republic, in advance, through Republic’s ERO underwriting guidelines.

3.	Financial Products.

3.1.	Product Offering.

(a)	Products Generally. Republic shall offer and provide Financial Products to customers of designated EROs, on the terms and subject to the conditions set forth herein, and such other products and services as the parties may, from time to time agree.

(b)	Financial Product Definitions:

(i)	“Refund Anticipation Loan” or “RAL” shall mean a loan to a Customer based upon, among other things, the Customer’s anticipated federal income tax return refund (as identified in IRS Form 8453 or similar form), subject to any limitations that may be imposed thereon due to the application of certain underwriting criteria or other factors.

(ii)	“Money Now Loan” means a loan based upon, among other things, the Customer’s anticipated federal income tax return refund (as identified in IRS Form 8453 or similar form), with proceeds of such loan available on the same day the loan is approved by Republic, offered during a Tax Season.

(iii)	“Assisted Refund” or “AR” shall mean a non-loan financial product through which a Customer’s federal and/or state income tax refund (as identified in IRS Form 8453 and any applicable state tax form, respectively) is deposited into an account established by Republic and (i) disbursed, net of authorized fees and charges, to the Customer by (x) check or (y) debit card, or (ii) disbursed, net of authorized fees and charges and via an automated clearing house credit (“ACH”) to the Customer’s designated bank account.

(c)	State Products. Republic shall provide AR services to all Applicants requesting the same, if approved, with respect to all states whose taxing authority accepts state income tax returns electronically and disburses refund amounts via direct deposit.

(d)	Product Development. Republic and JHI may agree, from time to time, to develop and add additional financial products to the Program. The description of such additional products and the terms and conditions governing their offer shall be set forth in separate agreement between Republic and JHI, and if agreed to shall be included in the definition of Financial Products under this Agreement.

4.	Fees.

Fees. In consideration of the rights granted to Republic herein and the performance of services and expenses incurred by JHI in connection with the Program, Republic shall pay to JHI fees as follows:

(a)	For the 2008 Tax Season, Republic shall pay to JHI [*].

(b)	For the 2009 Tax Season, Republic shall pay to JHI [*]. To the extent that JHI has designated Republic to be the Financial Product provider under the Program for any Additional 2009 Designations, as set forth in Section 2.2(b), Republic shall pay to JHI an additional fee [*].

(c)	For the 2010 Tax Season, Republic shall pay to JHI [*]. To the extent that JHI has designated Republic to be the Financial Product provider under the Program for any Additional 2010 Designations, as set forth in Section 2.2(c), Republic shall pay to JHI an additional fee [*].

(d)	The above fees shall be due and paid in three monthly installments each Tax Season as follows: [*] on the second to last Business Day of January; [*] on the last business day of February; and [*] on the last business day of March.

(e)	All payments due from Republic to JHI pursuant to this Article 4 shall be paid by wire transfer per written instructions signed by JHI’s Chief Financial Officer. Republic shall make all payments as provided in such written instructions unless JHI provides Republic revised payment instructions in an original written notice that is signed by any two (2) of the following officers of JHI: (i) Chief Financial Officer and Treasurer, (ii) General Counsel, (iii) Controller, and (iv) Vice President – Treasury & Investor Relations. Subject to the requirements set forth in the preceding sentence, JHI shall have the right to direct Republic to make payments directly to other entities or third parties.

(f)	The parties agree that JHI shall have no right to any fees earned by Republic in connection with its offering of Financial Products. The parties agree that Republic is the sole owner of the Financial Products made under the Program.

5.	RAL Eligibility.

The parties agree that only those Jackson Hewitt Tax Service customers that apply for a Financial Product from Republic (“Applicants”) whose federal income tax returns are filed electronically and such return sets forth an anticipated federal income tax refund shall be eligible to receive a RAL. An Applicant who meets the foregoing requirements shall nevertheless be subject to underwriting criteria developed by Republic.

6.	JHI’s Obligations and Procedures.

JHI agrees, in connection with the operation of the Program, to: (i) conduct such advertising; (ii) prepare forms and other written materials; (iii) cause its EROs to be equipped with computer equipment and hardware; (iv) maintain personnel; (v) train such personnel and EROs with respect to the Program Guidelines (as defined in Section 7.7); and (vi) take such other actions, in each case as reasonably necessary to advertise and accommodate the facilitation of Financial Products to Applicants at its expense, as well as the following specific duties:

6.1.	[*].

6.2.	Preparation and Filing of Returns. JHI shall require EROs participating in the Program to prepare and/or collect and file with the appropriate taxing authorities federal and state income tax returns for Customers.

6.3.	Application Process. JHI shall require participating EROs to require that each Applicant (i) complete and sign an application in a form developed by Republic and reviewed by JHI prior to each Tax Season (the “Application”), which application may also include a loan agreement (the “Loan Agreement”) and a disclosure statement meeting the requirements of the federal Truth-in-Lending Act (the “Disclosure Statement”), and (ii) is given a copy of any and all disclosures required to be provided pursuant to applicable State or local law (“State Disclosure Documents”). The Application shall include, among other things, a request for certain information and certifications, as well as an authorization, signed by the Customer, to (A) use the tax return information for the application process in accordance with Section 301.7216-3(b) of the U.S. Treasury Department regulations and (B) allow Republic to repay any delinquent RAL or Money Now Loan with the proceeds of the Financial Product obtained pursuant to the Application. Participating EROs shall be responsible, pursuant to the terms of the Republic Financial Product Agreement, for ensuring that the Application is complete and accurately reflects all material information received from the Customer, including social security number(s); provided, however, if the ERO uses commercially reasonable due diligence and fraud prevention measures in accordance with the Program Guidelines, neither JHI nor the ERO shall be held responsible for false or inaccurate information provided by Customers.

6.4.	Completion of IRS Form 8453. In connection with each Application, JHI shall require each participating ERO to complete IRS Form 8453 and the direct deposit designation in the electronic portion of the Applicant’s federal (and state, if applicable) income tax return which shall include information provided by Republic (such as the applicable Republic check routing number and Customer account number) and shall name Republic as the financial institution. The forms shall be signed by an employee of the ERO and by the Customer, and shall also indicate that the account is a checking account and that the source is “other”. JHI shall cause the same information to be contained in the appropriate data field as part of the income tax return electronically filed by the ERO.

6.5.	Customer Copies. JHI shall require each participating ERO to timely provide to each Applicant a signed copy of the Application, Loan Agreement, Disclosure Statement, and State Disclosure Documents (which may be combined into one form), signed IRS Form 8453 or similar form, together with any other agreements or documents that Republic reasonably may require, as identified to and reviewed by JHI prior to each Tax Season; provided that Republic shall be solely responsible for the form and content of all of the aforementioned documents, subject to JHI review prior to each Tax Season, and for their compliance with applicable laws, rules and regulations (“Applicable Law”).

6.6.	Retention and Handling of Documents.

(a)	Retention. JHI shall require each participating ERO to retain a copy of the signed Application, Loan Agreement and Disclosure Statement, State Disclosure Documents, if any, as well as a copy of the federal and state income tax returns, in the Customer’s file maintained by them for a period of five years following the preparation and filing thereof (after which time such documents may be discarded). At the reasonable request of Republic, JHI shall cause EROs to deliver to Republic a copy of any Application.

(b)	Tax Returns. For fraud detection, underwriting and collection purposes, subject to JHI’s receipt of the Customer’s consent as provided in Section 7216 of the Internal Revenue Code, JHI shall provide to Republic electronic copies of each Republic Customer’s electronically filed federal income tax return, in the format prescribed by the IRS, simultaneously with or promptly after the Application information is transmitted to Republic.

6.7.	Lost Checks. If a Republic Customer notifies an ERO that a check disbursed by it has become lost, or that he or she has not received a check mailed by Republic within 14 days, then JHI shall require the ERO and Customer to immediately request Republic to stop payment thereon and complete any required documentation, including an indemnification bond, in a form satisfactory to Republic. When Republic receives the request, the completed indemnification bond and any other documentation required by Republic, a new check will be issued at Republic’s sole discretion. All issuing and re-issuing of checks, including a waiting period, if applicable, will be at Republic’s sole discretion.

6.8.	Collection Assistance. At the reasonable request of Republic, and subject to Applicable Law, JHI shall provide reasonable assistance to Republic in the collection of past due RALs. Such assistance may include, among other things, providing updated addresses and phone numbers for Customers, to the extent permitted by law.

6.9.	JHTSL. JHI and Republic acknowledge and agree that JHTSL shall provide certain technology expertise, software modification and implementation and processing services, personnel and related support to JHI, Republic and EROs in connection with the Program pursuant to the terms and conditions of the Technology Services Agreement.

7.	Republic’s Obligations and Procedures.

7.1.	Processing of Applications. Republic shall, on each day during the Term, process Applications and provide Financial Products with respect thereto for all Applications received electronically in accordance with Republic’s underwriting criteria in effect at that time (as the same may be amended from time to time by the mutual consent of the parties) and in accordance with industry standards; provided that Republic shall use commercially reasonable efforts to process (i) Money Now Loan Applications and any other similar instant Financial Product within three minutes of receipt of such Application from JHI and (ii) RAL Applications within two hours (if a credit bureau is employed to evaluate the creditworthiness of a RAL applicant, then within eight hours; if there is a positive match to the Office of Foreign Assets Control List, then within twelve hours) after having received from JHI an acknowledgment of the due filing of the related tax return, together with any corresponding debt indicator, as received from the IRS. The foregoing process times shall, in each case, be met [*] of the time (i.e., a [*] service level). Notwithstanding the foregoing, Republic shall not accept any Applications at any time if Republic (i) receives notification from the IRS that an ERO is under investigation, (ii) reasonably suspects fraudulent activity originating through an ERO, or (iii) considers loan delinquencies on RALs originating through an ERO to be unacceptable, in its reasonable discretion. Republic shall be responsible for decisions made by it to approve or deny loan Applications, including, without limitation, the provision to applicants of adverse action notices or other notices required by Applicable Law.

7.2.	Disbursement/Check Print Authorizations. Republic shall promptly communicate disbursement authorizations to JHI (i) immediately upon approval of a Money Now Loan or RAL or (ii) for other Financial Products upon receipt of and after processing IRS or state refund pre-note files to the extent such practice does not violate any applicable bank regulations, provided that federal and state funding shall be released by Republic no later than the effective date designated by the IRS or applicable state taxing authority, respectively. Republic shall be responsible for all disbursement/check authorizations issued by it, including losses incurred as a result of its issuance of duplicate or multiple check print authorizations or checks issued by Republic in error or with information inconsistent with the information in the disbursement request received from JHI. JHI agrees to cooperate with Republic in the recovery all duplicate checks. Additionally, the ERO shall be responsible for and indemnify Republic for any losses incurred as a result of printing duplicate checks from a single check print authorization; provided, however, that such ERO shall have no indemnity obligations if the ERO complies with the requirements set forth in the Program Guidelines regarding check print authorizations and duplicate checks.

7.3.	Establishment of Accounts; Availability of Funds.

(a)	Republic shall establish and maintain at Republic a segregated account for the benefit of Republic Customers (each, a “Deposit Account”), which account shall conform to the requirements of 12 C.F.R. 330.5 so as to afford such Customers FDIC insurance with respect to such Deposit Accounts. Upon notification to JHI that a RAL has been approved or that an AR has been funded, Republic shall transfer the amount of the net loan proceeds or net refund, respectively, to the Deposit Account. All disbursements to Republic Customers shall be drawn on the Deposit Account and shall be paid promptly upon presentment. Republic shall make all disbursements in the manner elected by the Republic Customer, as set forth in the Application and Loan Agreement. Republic shall have the right to offset against the Deposit Account all fees and charges authorized by the Republic Customer to be paid to Republic, the ERO or otherwise pursuant to such Customer’s Application and Loan Agreement for a Financial Product in an amount up to the amount of the Financial Product.

(b)	Upon notification to JHI that an AR has been funded, Republic shall transfer funds via ACH from the Deposit Account into the account designated for receipt thereof by the Republic Customer. If the ACH transfer is not successful, then Republic shall disburse the refund via a check drawn on the Deposit Account and printed by the Republic Customer’s ERO or mailed directly by Republic.

(c)	Republic shall have sufficient funds available at all times to pay all disbursements authorized by Republic under the Program.

7.4.	Deduction of Additional Charges; Timing and Order of Disbursements.

(a)	Republic shall remit payment to the appropriate ERO of all fees and charges authorized by Customers to be paid to such ERO (e.g., tax preparation and other fees) upon funding of non-loan type Financial Products and upon approval of loan-type Financial Products. The foregoing shall be set forth in greater detail in the applicable Republic Financial Product Agreement between such ERO and Republic and in the Program Guidelines.

(b)	All Financial Product disbursements shall be made to the Customer net of all authorized fees, deductions or charges. If Republic receives a state tax refund before the IRS tax refund, then any and all Republic and ERO fees may be deducted from the state refund prior to disbursement to the Customer, unless otherwise prohibited by law. If an IRS or state tax refund deposit is received in an amount less than anticipated, then disbursements will be made in the following order: first, to cover fees owed to Republic; second, to cover ERO fees; third, to pay any outstanding RAL obligations the Customer may have; and fourth, to pay the Customer disbursement.

(c)	If the Customer’s refund received from the IRS exceeds the total amount owed pursuant to the RAL, or if after a RAL is denied, the return is accepted by the IRS and a direct deposit is made to the Deposit Account, then Republic shall send a disbursement authorization record in the amount of the excess or the deposit, respectively (after adjusting for and posting fees), to JHI. If the refund is less than the amount anticipated, then Republic shall notify the ERO and the Customer of such shortfall, and demand prompt payment to Republic of the outstanding amount.

7.5.

Establishment of Fees and Underwriting Criteria. The pricing, fees, and terms for the Program shall be developed for each Tax Season by Republic in consultation with JHI, provided, however, that in the event Republic and JHI cannot agree on the pricing and fees for the Financial Products, Republic’s decision will control, subject to the parameters set forth in this Section. The underwriting criteria for the Financial Products will be developed by Republic and may be modified from time to time at Republic’s sole discretion. The pricing, fees, terms and underwriting criteria must be commercially reasonable, substantially similar to the pricing, fees and terms of financial product programs offered in other Jackson Hewitt Tax Service offices, and within regulatory guidelines, based on the best information available that Tax Season, including IRS prior-year funding trends, competitive product offerings and Customer and ERO behavior. Republic acknowledges that Jackson Hewitt Tax Service operates through multiple locations and not all of which are subject to the terms of this Agreement. Toward that end, notwithstanding anything herein to the contrary, Republic agrees that it will accommodate commercially reasonable requests of JHI with respect to the Program to ensure that JHI’s programs are not inconsistent and impractical or unduly burdensome. Republic alone shall be responsible for all expenses associated with accommodating any requests agreed to as of the date of this Agreement, and if Republic agrees to accommodate a request that has not been agreed upon by the parties as of the date of this Agreement, the parties will mutually agree to the allocation of cost of the request. The pricing, fees and terms shall be set forth in writing and agreed to by the parties no later than November 1st preceding each Tax Season during the Term. The underwriting criteria will be set by Republic no later than November 30th preceding each Tax Season during the Term.

7.6.	Development of Forms/Materials. Republic shall develop reasonable program guidelines for the offering, marketing, receipt and processing of Applications, the making of loans and the delivery of Financial Product proceeds (“Program Guidelines”) and shall create and distribute to JHI for its prior review forms to be used by participating EROs of each of the following: the Application, Loan Agreement, Disclosure Statement, and disbursement checks. For the avoidance of doubt, the term “Program Guidelines” shall not include Guidelines or other materials that are developed by JHI, including, without limitation, materials that are developed by JHI and reviewed by Republic pursuant to Section 11.1 hereof or otherwise. Republic may create solicitation, marketing and promotional materials relating to the Program, each of which shall be subject to JHI’s prior review. Republic shall provide such assistance as JHI reasonably may request in connection with the preparation and dissemination to Customers of State Disclosure Documents. Republic covenants and agrees that the Program Guidelines and all documents and materials provided by it hereunder (including, without limitation, the Application, Loan Agreements, Disclosure Statements, disbursement checks, solicitation materials and marketing and promotional materials) shall comply with Applicable Law.

7.7.	Screening. [*] Republic shall provide to JHI the text of any disclosures required by Applicable Law to be provided to Customers. The results of such screening process shall be set forth in an electronic file and shall be presented in such form as JHI shall reasonably determine. Responsibility for the cost of activities undertaken pursuant to this Section 7.8 shall be determined by the mutual agreement of the parties.

7.8.	Check Stock. Republic shall provide and distribute to each participating ERO an adequate supply of consecutively numbered checks upon which they may affix a facsimile signature of an authorized Republic signatory as provided by Republic, and shall promptly replenish such stock upon the ERO’s request at no charge, unless the ERO requests overnight delivery (in which case the ERO shall pay for such delivery).

7.9.	Reports. Republic shall provide weekly reports to JHI describing all ACH transmissions from the IRS to Republic and all paid items, and covering such other matters and in such form as JHI reasonably may request. Republic covenants and agrees that each such report will be true, correct and complete in all respects and all such reports shall be available to JHI on a secure website on a real-time basis.

7.10.	Applicable Law. Without limiting or conditioning the obligations of JHI and the EROs to comply with Applicable Law, Republic shall consider reasonable steps proposed by JHI to address concerns raised by JHI with respect to the operation of the Program and the facilitation of Financial Products as it relates to JHI and EROs being in compliance with Applicable Law or potential violations of Applicable Law.

7.11.	Additional Products. Upon terms to be agreed by the parties, Republic shall facilitate the offering of such additional products as JHI and Republic may develop. Notwithstanding anything to the contrary contained herein, if Republic does not offer any participating ERO all financial product(s) being facilitated by EROs that are not under the Program, then JHI may make alternative arrangements to provide for such product(s) to be facilitated by such ERO through an alternative financial product provider.

7.12.	Loan Denial Notice. Republic shall send a proper loan denial notice under the Equal Credit Opportunity Act, Regulation B and other Applicable Laws to each applicant whose loan request was declined by Republic.

7.14.	ERO Designations. Republic agrees that it will offer and provide Financial Products to Customers of the EROs designated by JHI pursuant to Section 2.2 hereof in accordance with the terms and conditions of this Agreement.

7.15.	Fraud Detection. Republic shall cooperate with JHI in developing and implementing procedures to detect Fraudulent Activity in the Program. Republic shall immediately inform JHI when it suspects Fraudulent Activity originating through an ERO and JHI shall inform Republic of the actions it takes in response to such notification. Furthermore, JHI agrees to take additional action as requested by Republic in reference to any participating ERO’s Fraudulent Activity, to the extent commercially reasonable. As used herein, “Fraudulent Activity” means [*].

8.	Representations, Warranties and Covenants.

8.1.	JHI represents and warrants to Republic that JHI is a corporation in good standing under the laws of its jurisdiction of incorporation and is duly qualified to transact business in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification (except where the failure to so qualify would not have a material adverse effect on its business). Republic represents and warrants to JHI that Republic is a Kentucky state chartered bank in good standing under the laws of its jurisdiction of incorporation and is duly qualified by Kentucky and the Federal Deposit Insurance Corporation to transact business in each jurisdiction in which the operation of its business or the ownership of its properties requires such qualification (except where the failure to so qualify would not have a material adverse effect on its business). Each party represents and warrants to the other that (i) its execution and delivery of this Agreement does not and will not violate its Certificate of Incorporation or charter or breach or constitute a default under any agreement or arrangement to which it is a party; (ii) it has the legal right to enter into and perform its obligations hereunder; (iii) its execution and delivery hereof has been duly authorized by all necessary corporate action on its part and this Agreement constitutes its legal and binding agreement, enforceable against it in accordance with its terms; and (iv) its Marks (as defined below) do not infringe upon the intellectual property rights of any third party.

8.2.	Republic covenants to and agrees with JHI that it shall comply with all Applicable Laws, rules and regulations in connection with the offer and sale of Financial Products and the performance of its obligations under this Agreement. Without limiting the foregoing, Republic covenants and agrees that its evaluation and processing of Applications, its provision and documentation of loans, the fees charged by it for such loans and its activities involving the collection of outstanding RALs shall comply with all applicable state and federal laws, rules and regulations, including, without limitation, the Truth-In-Lending Act (15 U.S.C. Sec 1601-1667), the Equal Credit Opportunity Act (15 U.S.C. Sec. 1691-1691f), the Electronic Fund Transfer Act (15 U.S.C. 1693, et seq.) and other applicable provisions of the Consumer Credit Protection Act (15 U.S.C Sec. 1601).

8.3.	Each party further covenants to and agrees with the other that it shall fulfill its obligations hereunder in a diligent and timely fashion, consistent with the best practices in the industry; that all hardware, software, processes and procedures each party uses in providing the services hereunder are owned or properly licensed to such party and will not violate the trademark or copyright rights, right of publicity or privacy of, or constitute libel or slander against, or involve plagiarism or violate any other rights of, any person or entity and that such party’s use of them will comply with all Applicable Laws; that all processing systems, software and hardware, and policies or procedures used by each party and all rules and protocols covering such party’s employees, agents and independent contractors providing services hereunder, contain protections and security enhancements, consistent with industry standards, and provide safeguards and system protections, consistent with industry standards, to prevent hacking, viruses, security breaches, loss of data, any breach of the Gramm-Leach-Bliley Act and applicable regulations promulgated thereunder, any breach of the confidentiality provisions hereof, identity theft and fraud against JHI and Customers effecting transactions contemplated by this Agreement.

8.4.	JHI covenants to and agrees with Republic that it shall comply with all applicable Program Guidelines and Applicable Law in connection with the performance by it of its obligations under this Agreement. JHI shall comply in all material respects, and shall instruct EROs to comply, with all Program Guidelines provided by Republic in advance of each Tax Season and Applicable Law concerning the preparation and processing of Applications.

8.5.	JHI agrees that each participating ERO must have an Electronic Filer’s Identification Number (“EFIN”).

9.	Term and Termination.

9.1.	Term. This Agreement shall be effective upon its execution and applicable to the Program for Tax Seasons 2008, 2009 and 2010 and all related periods. This Agreement shall terminate and expire on October 31, 2010, unless extended by written agreement of the parties (the “Term”).

9.2.	Termination by Either Party. Either party may at its option terminate this Agreement upon twenty (20) days’ prior written notice if (i) the other party has materially breached any of the terms hereof and has failed to cure such breach within such twenty day time period; (ii) the continued operation of the Program or the electronic filing program is no longer commercially feasible or practical, or no longer provides the same opportunity, to the terminating party due to legal, legislative or regulatory determinations, enactments or interpretations or significant external events or occurrences beyond the control of the terminating party; provided, however, that in the case of clause (ii), the parties shall first mutually endeavor in good faith to modify the Program in a manner resolving the problems caused by legal, legislative or regulatory or external events or occurrences; or (iii) immediately upon receipt of written notice of termination of the Technology Services Agreement; provided however if it is ultimately determined that the Technology Services Agreement was wrongfully terminated, then such party shall be liable for wrongful termination under this Agreement. In addition, either party may terminate this Agreement immediately upon notice to the other party, upon (x) the filing by or against the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under comparable law; (y) the other party’s making of an assignment of all or substantially all of its assets for the benefit of creditors; or (z) application of the other party for the appointment of a receiver or trustee of its assets.

9.3.	Termination by JHI. JHI may terminate this Agreement immediately after a good faith discussion as to alternatives if Republic’s processing systems are not available for any reason (including any Force Majeure Event, as defined in Section 14.2) for two (2) consecutive days or more during any Tax Season, or for 30 consecutive days or more during any other time.

9.4.	Termination by Republic. [*].

9.5.	Continuation of Program. In the event of a termination of the Program under this Agreement during a Tax Season, both parties shall continue to provide the Program through the end of such Tax Season, unless otherwise agreed in writing by the parties or prohibited by law or regulation, and all the relevant provisions of and obligations under this Agreement and the Technology Services Agreement shall survive until such obligations have been completed including any payment obligations for such Tax Season. In addition, either party may elect to discontinue providing the Program during a Tax Season if the termination is due to an event with respect to the other party described in the last sentence of Section 9.2 occurs or an event with respect to Republic described in the last sentence of Section 9.4 occurs.

10.	Ownership of Loans.

The parties agree that Republic will be the sole owner of the Financial Products loans made under the Program. In addition, Republic shall have the authority to transfer or assign such loans at any time, provided that Republic shall continue to be liable for any violation of law of such transferee or assignee. Without limiting the foregoing, (i) any such transfer or assignment (a) shall comply with all Applicable Laws, rules and regulations, and (b) shall not cause Republic to breach any of its representations or obligations hereunder, and (ii) the transferee or assignee shall (a) represent, warrant and covenant to comply with all Applicable Laws, rules and regulations in the servicing and collection of such loans, (b) agree to provide customer service at a level at least as high as that offered by Republic and (c) demonstrate to Republic’s reasonable satisfaction the ability to comply with such representations, warranties and covenants.

11.	Marketing and Other Materials.

11.1.	Review. Each party shall have the right to review and approve all marketing materials used to promote the Program (in all events such review to be completed within [*] of receipt thereof) and approval shall not be unreasonably withheld. The parties agree to negotiate in good faith to resolve any differences and to agree upon mutually agreeable alternative language within two (2) Business Days after either party notifies the other of its disapproval. Republic shall review such materials for compliance with Applicable Laws specifically relating to the offering of Financial Products (e.g., compliance with Regulation Z) and JHI may rely on such review; provided, however, that JHI agrees to indemnify Republic for any damages incurred by Republic due to JHI’s failure to adopt any revisions required by Republic for such materials to comply with Applicable Laws specifically relating to the offering of Financial Products. For the avoidance of doubt, Republic may, but shall have no responsibility to, review such materials for compliance with Applicable Laws relating to the offering of goods and services generally, including, without limitation, federal and state laws regulating misleading, unfair or deceptive statements, acts or practices or unfair competition. JHI shall be responsible for the compliance of such materials with all other Applicable Laws, including, without limitation, the Applicable Laws described in the preceding sentence, and Republic may rely on JHI’s review.

11.2.	License. During the Term and subject to the terms and conditions of this Agreement, each party grants to the other a non-exclusive, non-assignable right and license to use, reproduce and display its names, trademarks, service marks, trade names, service names or logos (“Marks”), solely in connection with the marketing, making and processing of Financial Products to Customers in connection with the Program. Neither party shall adopt or use, or seek to register, without the other party’s prior written consent, any variation of such other party’s Marks, or any mark similar thereto or likely to be confused therewith. Any and all goodwill arising from either party’s use of the Marks of the other party shall inure solely to the benefit of such other party, and neither during nor after the termination or expiration of this Agreement shall either party assert any claim to the other party’s Marks or associated goodwill. Neither party shall use the Marks of the other party for any purpose except those specifically set forth herein. All rights in and to the Marks of a party which are not specifically granted to the other party herein shall remain with such party.

12.	Confidential Information.

12.1.

Confidentiality Rights of the Parties. The parties hereto understand that implementation and operation of the Program involves the use of certain systems, computer programs, marketing, product development, risk management, strategy data and other information, including business information and trade secrets (“Proprietary Information”), that are proprietary to the respective parties. Each party shall safeguard all Proprietary Information made available to it by the other party, taking reasonable precautions to withhold the same from disclosure to the same extent that it would take to safeguard its own confidential information and data. Such Proprietary Information shall not include information which is (i) shown to have been known by the receiving party prior to disclosure to it by the other party, (ii) generally known to others engaged in the same trade or business as the furnishing party, (iii) available to the public through no act or omission by the receiving party or its representatives or professional advisors, or (iv) which is rightfully obtained by the receiving party from third parties (other than professional advisors or other representatives) without restriction of confidentiality. In addition to the foregoing, Republic specifically agrees not to make copies of or to disclose to any other person or firm, other than to employees of Republic who need-to know such information in order to perform Republic’s obligations under this Agreement and who have agreed to be bound by this Article 12, any Proprietary Information (including, without limitation, the names of EROs or Customers or any other identifying information obtained through its relationship with JHI as set forth in this Agreement) for any purpose other than performing its obligations hereunder. The foregoing sentence shall not preclude Republic from using its own records of loans which were declined under the Program as reference material in the event any Customer whose Application was declined subsequently applies directly to Republic for a loan. Upon the termination or expiration of this Agreement or the earlier written request of the furnishing party, the parties will return to any furnishing party all Proprietary Information received in connection with this Agreement and certify in writing to such furnishing party that such receiving party has not retained any copies of such Proprietary Information.

12.2.	Privacy. No party shall make any unauthorized disclosure of or use any personal information of individual consumers which it receives from the other party or on the other party’s behalf other than to carry out the purposes for which such information is received, and each party shall comply, to the extent applicable, with the requirements of the implementing regulations of Title V of the Gramm-Leach Bliley Act of 1999, specifically including, 16 Code of Federal Regulations, Chapter I, Subchapter C, Part 313.11 and 313.13. JHI and Republic shall each adopt and maintain a comprehensive privacy policy with respect to its handling of the personal information of individual Customers submitted by such Customers to JHI (through the EROs) and to Republic. JHI’s and Republic’s privacy policy shall be available on their respective Internet web sites and each shall comply with the provisions of their respective privacy policies.

13.	Indemnification.

13.1.	Indemnification by JHI. JHI shall indemnify, defend and hold harmless Republic, its affiliates and their respective officers, directors and employees from and against any and all expenses and costs (including reasonable attorney’s fees and court costs) or liabilities (including amounts paid in settlement) incurred by Republic in connection with any third party claim, dispute, controversy or litigation (individually a “claim”) arising out of or resulting from (i) JHI’s violation of Applicable Law (except when such violation is directly caused by JHI’s compliance with Program Guidelines); (ii) any material breach by JHI of any representation, warranty, covenant or agreement hereunder or (iii) the negligence or willful misconduct of JHI in connection with the performance by it of its obligations under this Agreement. [*]. JHI agrees to cooperate with all reasonable requests from Republic for information and documents necessary to investigate any Fraudulent Activity.

13.2.	Indemnification by Republic. Republic shall indemnify, defend and hold harmless JHI, its affiliates, and their respective officers, directors, employees and agents, from and against any and all expenses and costs (including reasonable attorney’s fees and court costs), or liabilities (including amounts paid in settlement) incurred by any of them in connection with any third party claim, dispute, controversy or litigation (individually, a “claim”) arising out of or resulting from (i) the Program Guidelines; (ii) the administration, offer and sale of Financial Products pursuant to the Republic Financial Product Agreement and the Program Guidelines hereunder; (iii) any violation or alleged violation of Applicable Law (including, without limitation, the Federal Truth in Lending Act or any regulation of the Federal Reserve Board or other applicable federal or state banking or consumer finance laws or regulations) by Republic, the Financial Products offered by Republic or the Program Guidelines, (iv) the use of the names, trademarks, service marks, trade names, service names, and logos of Republic in any materials produced hereunder and approved by Republic in connection with the Program; (v) any material breach by Republic of any representation, warranty, covenant or agreement hereunder; or (vi) the negligence or willful misconduct of Republic in connection with the performance by it of its obligations under this Agreement.

13.3.	Procedures. The indemnitee shall promptly notify the indemnitor in writing of any claim that may be the subject of indemnification under this Article 13, and shall promptly tender to the indemnitor sole control of the defense and any settlement thereof; provided, however, that the failure of an indemnitee to so notify the indemnitor shall not relieve the indemnitor of its indemnification obligations hereunder to the extent that such failure does not actually prejudice the indemnitor with respect to such claim; and provided, further that the indemnitor shall not compromise or settle any claim or action without the prior approval of the indemnitee. The indemnitee shall have the right (but not the obligation) to defend such action or proceeding by retaining attorneys of its own selection to represent it at the indemnitor’s reasonable expense; provided that the indemnitor shall in all events have the right to participate in such defense; and provided further that the indemnitee shall not compromise or settle any such claim or action without the prior approval of the indemnitor.

14.	Limitation of Liability.

14.1.	Consequential Damages. No party will be liable to the other party for incidental, special, indirect or consequential damage, or loss of profits, income, use or other benefits, arising out of or in connection with the performance of its obligations under this Agreement or any failure of such performance; unless such damage or loss is subject to the indemnification provisions of this Agreement or arises from that party’s gross negligence or willful misconduct.

14.2.	Force Majeure. Notwithstanding any other provision herein to the contrary, either party shall be excused from performance hereunder for failure to perform any of the obligations if (i) such failure to perform occurs by reason of any of the following events (“Force Majeure Events”): act of God, fire, flood, storm, earthquake, tidal wave, communications failure, sabotage, war, military operation, terrorist attack, national emergency, mechanical or electrical breakdown, general failure of the postal or banking system, civil commotion, strikes, or the order, requisition, request or recommendation of any governmental agency or acting governmental authority, or either party’s compliance therewith or government proration, regulation, or priority, or any other similar cause beyond either party’s reasonable control and (ii) such Force Majeure Event is beyond such party’s reasonable control. The party excused from performance shall be excused from performance (i) only after notice from the party whose performance is impaired, (ii) only during the continuance of the Force Majeure Event and (iii) only for so long as such party continues to take reasonable steps to mitigate the effect of the Force Majeure Event and to substantially perform despite the occurrence of the Force Majeure Event. The party whose performance is not impaired may terminate this Agreement by giving notice to the other party after two (2) consecutive days’ failure of performance during any Tax Season or upon thirty (30) consecutive days’ failure of performance at any other time, effective immediately upon written notice to such party.

15.	Commitment to Negotiation; Mediation and Arbitration of Disputes.

15.1.	Negotiation. Except with respect to either party’s wrongful use of the Marks of the other party for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHI by third parties, neither party shall institute any proceeding in any court or administrative agency or any arbitration to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall then attempt to resolve the dispute through mediation and/or arbitration as provided in this Article 15.

15.2.

Scope of Arbitration. Except for either party’s wrongful use of the Marks for which the aggrieved party may seek injunctive or such other relief as such aggrieved party may deem appropriate, or litigation brought against JHI by third parties, all controversies, disputes or claims between JHI and Republic (and any owners, guarantors, affiliates and employees of Republic, if applicable, but in no event shall any of such owners, guarantors, affiliates and employees be deemed third-party beneficiaries of this Agreement), arising out of or related to: (i) this Agreement or any other related agreement between JHI and Republic, or any provision of any such agreements; (ii) the relationship of the parties; (iii) the validity of this Agreement or any other related agreement between JHI and Republic or any provision of any such agreements; or (iv) any problem arising from the undertakings hereunder, will be submitted for mediation, as set forth below in Section 15.3 and, in the event mediation is not demanded by a party or does not result in a resolution of the dispute, for binding arbitration in accordance with the rules of the American Arbitration Association on demand of either party. Republic agrees to cause its owners, guarantors, affiliates and employees of Republic reasonably likely to be involved in such controversies, disputes and claims to agree to be bound by the provisions of Sections 15.2, 15.3, 15.4, 15.5 and 15.6 hereof.

Such arbitration proceeding will be conducted at a mutually agreeable location and will be heard by a panel of three arbitrators in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, provided that the Federal Rules of Evidence shall be applicable to the arbitration hearing and any evidence obtained for or presented at the hearing and that the arbitrators shall be attorneys familiar with the Federal Rules of Evidence. All other matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law.

The decision and award of the arbitrators will be binding and conclusive upon both JHI and Republic, and enforceable in any court of competent jurisdiction. The arbitrators have the right, in their discretion, to award or include in the award any lawfully appropriate relief (including, punitive damages) and to assess costs or expenses to one or both parties and may award attorneys’ fees and legal costs to the prevailing party as part of such award, provided that the arbitrator will not have the right to declare any Mark generic or otherwise invalid.

JHI and Republic agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under Applicable Law or this Agreement, whichever expires earlier. JHI and Republic further agree that, in connection with any such arbitration proceeding, each must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will be forever barred.

Each party agrees that arbitration will be conducted on an individual, not a class-wide, basis, and that an arbitration proceeding between JHI and Republic may not be consolidated with any other arbitration proceeding between JHI and any other person, corporation, limited liability company or partnership, provided that JHI or Republic may consolidate any arbitration proceeding commenced under this Section 15.2 with any arbitration proceeding commenced by JHI, JHTSL or Republic under any other agreement executed in connection herewith, including, without limitation, the Technology Services Agreement.

Notwithstanding anything to the contrary contained in this Section, JHI and Republic shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that JHI or Republic must contemporaneously submit the dispute for arbitration on the merits as provided herein and the submission to the court shall not waive the right to arbitration.

15.3.

Mediation. If a dispute is not resolved by direct negotiation, as provided hereinabove, either party may demand mediation. In the event mediation is demanded, it shall take place with a mediator to be agreed upon by the parties. In the event the parties are unable to agree upon a mediator, one will be appointed by the AAA. The mediation will take place at a mutually agreeable location. A demand for mediation will not preclude a party from filing a demand for arbitration, but the parties will agree to a stay of any arbitration proceedings for a period of a minimum of three months from the date mediation is demanded to permit the mediation to take place.

15.4.	Governing Law. All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). Except to the extent governed by the Federal Arbitration Act, the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. §§1051 et seq.), or other federal law, this Agreement and all claims arising from the relationship between JHI and Republic will be governed by the laws of the state of New York without regard to its conflict of laws principles.

15.5.	Consent to Jurisdiction. Each party agrees that the other party may institute any action against it (which is not required to be arbitrated hereunder) and any action to confirm or to enforce an arbitration award hereunder in any state or federal court of competent jurisdiction and irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction of or venue in such courts.

15.6.	Waiver of Jury Trial. JHI and Republic irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them against the other party.

16.	No Joint Venture.

This Agreement or any acts pursuant hereto shall not constitute a joint venture or create a partnership, agency or employment relationship between the parties. Except as expressly provided in this Agreement, no party shall have, or hold itself out as having, any right, power or authority to act or create any obligation, express or implied, on behalf of the other.

17.	Audit Rights.

17.1.	During the Term and for a period of one year thereafter, Republic shall (a) maintain reasonably adequate books and records with respect to any fees or compensation to be provided to JHI hereunder and otherwise with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to JHI and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, JHI and such agents such assistance as they reasonably may require. JHI shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an underpayment by Republic of more than five percent (5%) of any amount due hereunder, then Republic shall, promptly upon JHI’s request, tender the amount of such underpayment to JHI and reimburse JHI for such audit expenses.

17.2.	During the Term and for a period of one year thereafter, JHI and all EROs shall (a) maintain reasonably adequate books and records with respect to the Program pursuant to Section 2.2(c) hereof, including without limitation information regarding EROs and ERO locations, and otherwise with respect to its obligations hereunder; (b) upon reasonable written request, provide access to such books and records to Republic and its authorized agents (including, but not limited to, its auditors); and (c) cooperate with, and provide to, Republic and such agents such assistance as they reasonably may require. Republic shall pay for the expenses associated with the conduct of such audit, provided that if such audit reveals an inaccurate calculation of Customers of more than five percent (5%) for any Tax Season, then JHI shall, promptly upon Republic’s request, reimburse Republic for such audit expenses. In addition, JHI acknowledge and agree that JHI and the EROs shall be subject to audit and review by Republic and the banking agencies having jurisdiction over Republic to the extent provided by law.

17.3.	JHI agrees that Republic may audit all participating EROs, during and after Tax Season, for the purposes of maintaining compliance with the Program Guidelines. Any such audits shall be conducted during the ERO’s regular business hours upon reasonable notice.

18.	Survival.

Upon the expiration or termination of this Agreement in accordance with the provisions of Article 9, no party shall remain liable to the other, except with respect to Articles 4 (to the extent JHI’s right to receive payment has accrued), 6.5(a), 12.1, 12.2, 13.1, 13.2, 13.3, 14.1, 14.2, and Articles 15, 17, this Article 18, and Article 19, all of which shall survive the expiration and termination hereof. Further, no party shall remain liable to the other beyond two (2) years after the termination of this Agreement with respect to Articles 13.1, 13.2 or 13.3.

19.	Miscellaneous.

19.1.	Assignment. This Agreement is binding on, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations under this Agreement (other than in the context of a change in control of a party) without the prior written consent of the other party.

19.2.	Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery against a signed receipt; (b) facsimile transmission (with confirmation of receipt as provided below); (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or as such other address or facsimile number for such party as shall be specified by notice given hereunder):

If to Republic:

Republic Bank & Trust Company
601 W. Market Street
Louisville, KY 40202
Attn:	William Nelson
Managing Director

with a copy to:

Republic Bank & Trust Company
601 W. Market Street
Louisville, KY 40202
Attn:	General Counsel

If to JHI:

Jackson Hewitt Inc.
3 Sylvan Way
Parsippany, NJ 07054
Attn:	Bill San Giacomo
Group Vice President, Financial Products

with a copy to:

Jackson Hewitt Inc.
3 Sylvan Way
Parsippany, NJ 07054
Attn:	Office of the General Counsel

All such notices and communications shall be deemed delivered upon (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address, or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously dispatch a copy of the notice to the addressee at the address(es) indicated above by an overnight courier service. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

19.3.	Severability; Construction. The parties agree that if any provision of this Agreement shall be determined by any court of competent jurisdiction to be void or otherwise unenforceable, then such determination shall not affect any other provision of this Agreement, all of which other provisions shall remain in effect. If any provision were capable of two constructions, one of which would render the provision valid and the other invalid, then the provision shall have the meaning that renders it valid. In the event that any provision hereof pertaining to fees, commissions or underwriting criteria is held to be invalid, then the parties shall endeavor in good faith the redesign the Program or the terms thereof in a manner consistent with the intent and economic effect of this Agreement.

19.4.	Waiver. No waiver of any breach of this Agreement shall be effective unless in writing and signed by an authorized representative of the waiving party. The waiver of any breach hereof shall not operate or be construed as a waiver of any other or subsequent breach.

19.5.	Integration; Subordination of JHI Obligations. This Agreement, together with the Exhibits hereto and all agreements or documents related hereto or delivered hereunder and the Technology Services Agreement express fully the entire understanding and agreement of the parties concerning the subject matter hereof, and all prior understandings or commitments of any kind, whether oral or written, including, without limitation, the Letter Agreement, concerning such subject matter are hereby superseded (other than those obligations which, by their terms and nature, survive termination or expiration). Whenever it states in this Agreement that JHI shall cause the EROs to perform any act or do any thing, and such performance is also required of the ERO by the terms of the Republic Financial Product Agreement by and between the ERO and Republic, the provisions of the Republic Financial Product Agreement shall control and JHI’s obligations shall be subordinate to the obligations of the ERO.

19.6.	Amendment. This Agreement may not be amended or modified other than by a written agreement executed by both parties.

19.7.	Headings. Headings used in this Agreement are for convenience of reference only and do not define, interpret, describe the scope of or otherwise affect any provision hereof.

19.8.	Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed an original and all of which, taken together, shall be deemed one and the same instrument.

19.9.	Further Assurances. From time to time following the execution of this Agreement, each party agrees to do such things and execute and deliver such documents as may reasonably be necessary to effectuate the intent and purposes of this Agreement.

19.10.	No Third Party Beneficiaries. This Agreement has been made for the sole benefit of Republic and JHI and is not intended to, and shall not, confer any benefit or rights upon, nor may it be enforced by, any other person.

19.11.	Publicity; Disclosure. Neither party shall issue any press release relating to this Agreement without the prior consent of the other party. Each party hereto shall be permitted to disclose this Agreement to the extent such party determines that such disclosure is required by applicable law.

19.12.	Joint Marketing. The Parties shall engage in joint marketing activities pursuant to Section 7.7 of this Agreement and any other joint marketing agreement that may be entered into from time to time.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

REPUBLIC BANK & TRUST COMPANY		JACKSON HEWITT INC.

By:	/s/ William Nelson	By:	/s/ Bill San Giacomo
	William Nelson		Bill San Giacomo
	Managing Director		Group Vice President, Financial Products